Exhibit 10.1

[****] Certain information in this exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

SHARE PURCHASE AGREEMENT

Share Purchase Agreement (this "Agreement") dated June 4, 2021 (the "Closing Date") between Riot Blockchain Inc. (the "Vendor") and Mogo Inc. (the "Purchaser", together with the Vendor, the "Parties", each being a "Party").

RECITALS

(a)	The Vendor is the registered and beneficial owner of 2,188,532 common shares of Coinsquare Ltd. ("Coinsquare").
(b)	The Vendor wishes to sell and the Purchaser wishes to purchase 2,188,532 common shares of Coinsquare upon the terms contained in this Agreement (the "Acquisition").

NOW THEREFORE, in consideration of the mutual agreements and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1            Purchase and Sale

Upon the terms set forth in this Agreement, at Closing (as defined in the succeeding sentence), the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase and acquire from the Vendor 2,188,532 common shares in the capital of Coinsquare (the "Purchased Shares"). The Parties agree that the consummation of the transactions contemplated under this Agreement (the "Closing") shall occur simultaneously with the signing of this Agreement on the Closing Date.

Section 2            Purchase Price

(1)	The purchase price payable by the Purchaser to the Vendor for the Purchased Shares is CAD$21,885,320 (the "Purchase Price") or CAD$10 per Purchased Share.
(2)	The Purchase Price will be paid and satisfied by the Purchaser through the issuance of 2,288,972 Mogo Shares (as defined below) (the "Consideration Shares") at a deemed issue price of CAD$9.5612 per Mogo Share, such price being equal to the volume weighted average trading price of the common shares in the capital of the Purchaser (the "Mogo Shares") on the Toronto Stock Exchange ("TSX") for the five trading days immediately prior to the Closing Date.

Section 3            Payment of the Purchase Price

(1)	Purchaser will issue 762,991 Consideration Shares to the Vendor on each of the following dates (and if such date is not a business day, then on the next subsequent business day): (i) at Closing on the Closing Date; and (ii) the 1-month anniversary date of the Closing Date; and Purchaser will issue 762,990 Consideration Shares to the Vendor on the 2-month anniversary date of the Closing Date (and if such date is not a business day, then on the next subsequent business day).
(2)	Purchaser shall issue the Consideration Shares to the Vendor so that, at issuance, (a) the Vendor (i) is the registered holder of the Consideration Shares on the books and records of the Purchaser, (ii) is the legal and beneficial owner of the Consideration Shares and (iii) has good and valid legal title to the Consideration Shares, free and clear of all liens, charges, pledges, security interests, encumbrances or restrictions, and (b) such Consideration Shares are freely tradable by Vendor without restriction.

Section 4            Transfer and Status of the Purchased Shares

(1)	At Closing, Vendor shall (a) transfer good and valid title to the Purchased Shares, free and clear of all liens, charges, pledges, security interests and other encumbrances, other than those restrictions on transfer, if any, contained in the constating documents of Coinsquare and the Coinsquare Shareholders Agreement (as defined below) (the "Coinsquare Share Restrictions") and (b) as set forth in Section 10(1)(c), execute and deliver instruments of transfer and conveyance satisfactory to Purchaser to transfer the Purchased Shares to Purchaser's wholly-owned subsidiary Mogo Financial Inc.
(2)	The Vendor acknowledges that the Purchased Shares are not, and will not be on the Closing Date, "taxable Canadian property" of the Vendor within the meaning of the Income Tax Act (Canada) because the Purchased Shares have not, do not, and will not, derive, directly or indirectly, at any time during the 60-month period ending on the Closing Date, more than 50% of their fair market value from one or any combination of (a) real or immovable property situated in Canada, (b) Canadian resource properties, (c) timber resource properties, and (d) options in respect of, or interests in, or civil law rights in, property described in any of (a) to (c), whether or not the property exists, as those terms are defined in the Income Tax Act (Canada).

Section 5            Vendor's Representations and Warranties

The Vendor represents and warrants as follows to the Purchaser at the date of this Agreement and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase of the Purchased Shares:

(a)	Incorporation and Qualification. The Vendor is a corporation duly formed and validly existing under the laws of its jurisdiction of incorporation and its principal place of business is in Colorado, U.S.A. The Vendor has the corporate power to enter into and perform its obligations under this Agreement.
(b)	Corporate Authority. The execution and delivery of and performance by the Vendor of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate action on the part of the Vendor. The transfer of the Purchased Shares as contemplated hereunder has been undertaken in compliance with the current shareholders agreement of Coinsquare (the "Coinsquare Shareholders' Agreement").
(c)	No Violation or Breach. The execution and delivery of and performance by the Vendor of this Agreement:
(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Vendor's constating documents or by-laws;
(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Vendor is a party;
(iii)	does not and will not result in a breach of, or cause the termination or revocation of, any authorization held by the Vendor in connection with the ownership of the Purchased Shares; and

(iv)	will not result in the violation of any law.
(d)	Authorizations and Consents. Except for any required filings under applicable securities exchange policies and securities laws, there is no requirement on the part of the Vendor to make any filing with or give any notice to any governmental entity or body, or obtain any order, permit, approval, waiver, license or similar authorization from any governmental entity or body, in connection with the completion of the transactions contemplated by this Agreement, except for the requirements set out in Section 8(1) of the Coinsquare Shareholders' Agreement (the "Coinsquare ROFO Rights"), such requirements having been compiled with in full by the Vendor.
(e)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding agreement of the Vendor enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;
(f)	No Other Agreements to Purchase. Except for the Purchaser's right under this Agreement and the Coinsquare ROFO Rights, no person has any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Shares.
(g)	Title to Purchased Shares. The Purchased Shares are owned by the Vendor as the registered and beneficial owner with a good title, free and clear of all liens, charges, pledges, security interests and other encumbrances other than the Coinsquare Share Restrictions.
(h)	Litigation. There are no claims, actions, suits, grievances, arbitrations, investigations, audits, proceedings or other alternative dispute resolution processes (whether judicial, administrative or otherwise) commenced, pending or, to the Vendor's knowledge, threatened against the Vendor that would reasonably be expected to materially affect the transactions contemplated by this Agreement.
(i)	No Brokers. Neither the Vendor nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the Acquisition.

Section 6            As Is, Where Is

(1)	The Purchaser expressly acknowledges that except for the limited representations and warranties contained in Section 5, the Vendor is selling the Purchased Shares on an "as is, where is" basis as they shall exist as at the time of Closing.
(2)	No representation, warranty, statement, promise or condition is expressed or can be implied, statutory or otherwise, as to encumbrances, description, fitness for purpose, merchantability, condition, quantity or quality, latent defects or in respect of any other matter or thing whatsoever concerning the Purchased Shares or Coinsquare, or its business, assets or subsidiaries (including without limitation in relation to any disclosures or statements by any person, the future or historical financial condition, results of operations, prospects, assets or liabilities of Coinsquare, or its subsidiaries).

(3)	Except as expressly provided in Section 5, no representation, warranty or condition has or will be given by the Vendor and any and all other conditions, warranties or representations expressed or implied pursuant to any applicable law in any jurisdiction are hereby waived in their entirety by Purchaser. Without limiting the generality of the foregoing, except as expressly stated in Section 5, the Vendor has made no representations or warranty as to any regulatory approvals, licenses, permits, consents or authorizations that may be needed to complete the transactions contemplated by this Agreement and Purchaser is relying entirely on its own investigation, due diligence and inquiries in connection with such matters.
(4)	All written and oral information obtained from Vendor, including without limitation in any document made available to the Purchaser, with respect to the Purchased Shares, Coinsquare, its business, assets or its subsidiaries or their business or assets (including without limitation in relation to any disclosures or statements by any person, the future or historical financial condition, results of operations, prospects, assets or liabilities of Coinsquare or its subsidiaries), has been obtained for the convenience of the Purchaser only, and Vendor has not made any representation or warranty, express or implied, statutory or otherwise as to the accuracy or completeness of any such information. The Purchaser hereby further acknowledges and agrees that it is familiar with Coinsquare through prior investment or business contacts and that none of the foregoing documents or information constitutes an offering memorandum as such term is used in applicable securities laws.
(5)	Except as expressly stated in Section 5, any information regarding or describing Coinsquare, its businesses, assets or subsidiaries (including without limitation in relation to any disclosures or statements by any person, the future or historical financial condition, results of operations, prospects, assets or liabilities of Coinsquare, or its subsidiaries), in this Agreement, or in any other agreement or instrument contemplated hereby, is for identification purposes only, is not relied upon by the Purchaser, and no representation, warranty or condition, express or implied, has or will be given by the Vendor, or any other person concerning the completeness or accuracy of such information or descriptions.
(6)	Except as otherwise expressly provided in this Agreement, the Purchaser hereby unconditionally and irrevocably waives any and all actual or potential rights or claims the Purchaser might have against Vendor pursuant to any warranty, express or implied, legal or conventional, of any kind or type, other than those representations and warranties of the Vendor expressly set forth in Section 5. Such waiver is absolute, unlimited, and includes, but is not limited to, waiver of express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of occupancy, strict liability and claims of every kind and type, including claims regarding defects, whether or not discoverable or latent, product liability claims, or similar claims, and all other claims that may be later created or conceived in strict liability or as strict liability type claims and rights.

Section 7            Purchaser's Representations and Warranties

The Purchaser represents and warrants as follows to the Vendor at the date of this Agreement and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

(a)	Incorporation and Qualification. The Purchaser is a corporation duly formed and validly existing under the laws of its jurisdiction of incorporation and its principal place of business is in British Columbia. The Purchaser has the corporate power to enter into and perform its obligations under this Agreement.

(b)	Corporate Authority. The execution and delivery of and performance by the Purchaser of this Agreement have been authorized by all necessary corporate action on the part of the Purchaser.
(c)	No Violation or Breach. The execution and delivery of and performance by the Purchaser of this Agreement:
(i)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under, any of the terms or provisions of the Purchaser's constating documents or by-laws;
(ii)	will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any contracts or instruments to which the Purchaser is a party;
(iii)	does not and will not result in a breach of, or cause the termination or revocation of, any authorization held by the Purchaser in connection with the issuance of Mogo Shares (including without limitation the Consideration Shares); and
(iv)	will not result in the violation of any law.
(d)	Authorizations and Consents. Except for any required filings under applicable securities exchange policies and securities laws, there is no requirement on the part of the Purchaser to make any filing with or give any notice to any governmental entity or body, or obtain any order, permit, approval, waiver, license or similar authorization from any governmental entity or body, in connection with the completion of the transactions contemplated by this Agreement.
(e)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(f)	Issuance of the Consideration Shares. On each date that Consideration Shares are to be issued under this Agreement, all necessary corporate action will have been taken by the Purchaser to validly issue such Consideration Shares as duly authorized, fully paid and non-assessable common shares in the capital of the Purchaser, such Consideration Shares shall be duly authorized, validly issued, fully paid and non-assessable common shares in the capital of Purchaser and the Vendor will be the registered holder of, and will hold legal title to, such Consideration Shares, free and clear of all liens, charges, pledges, security interests and other encumbrances or restrictions.
(g)	Reporting Issuer Status. The Purchaser is a reporting issuer not in default under the securities laws of each of the Provinces and Territories of Canada.

(h)	Listing. The Mogo Shares are listed and posted for trading on the TSX and the Nasdaq Capital Market (the "NASDAQ"), Mogo is in compliance in all material respects with the rules and regulations of the TSX and the NASDAQ. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Purchaser is pending, in effect or, to the knowledge of the Purchaser, has been threatened, or is expected to be implemented or undertaken, and the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to such order or restriction. The TSX and NASDAQ, if applicable, has conditionally approved the listing of the Consideration Shares issuable in connection with the Acquisition. Purchaser shall not take any action that would cause, or fail to use commercially reasonable efforts to prevent, the Consideration Shares not being freely tradable Mogo Shares.
(i)	Free-trading. The Purchaser shall cause the Consideration Shares to be issued and delivered by the Purchaser to the Vendor pursuant to this Agreement to be (i) issued and posted on the TSX and NASDAQ as free-trading Mogo Shares and (ii) freely tradable by Vendor without restriction, in each case, as of their date of issuance.
(j)	Securities Laws. The Purchaser is acquiring the Purchased Shares as principal and not as agent and is acquiring the Purchased Shares for investment purposes only and not with a view to resale or distribution. The Purchaser is an "accredited investor" within the meaning of applicable Canadian securities laws by virtue of meeting definition (m) thereof.
(k)	Litigation. There are no claims, actions, suits, grievances, arbitrations, investigations, audits, proceedings or other alternative dispute resolution processes (whether judicial, administrative or otherwise) commenced, pending or, to the knowledge of the Purchaser, threatened against the Purchaser that would reasonably be expected to materially affect the transactions contemplated by this Agreement.
(l)	No Brokers. Neither the Purchaser nor any of its representatives has incurred any liability or obligation to any broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the Acquisition.

Section 8            Survival of Covenants, Representations and Warranties

(1)	The representations and warranties of the Vendor contained in Section 5, and the covenants of the Vendor contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement, shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Purchaser without limitation of time, subject only to applicable limitation periods imposed by law.
(2)	The representations and warranties of the Purchaser contained in Section 7, and the covenants of the Purchaser in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement, shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect for the benefit of the Vendor without limitation of time, subject only to applicable limitation periods imposed by law.

Section 9            Indemnification

(1)	Subject to the limitations set forth in this Section 9, the Vendor shall indemnify and save the Purchaser harmless from any actual out-of-pocket losses, liabilities, claims, penalties, suits, actions, fines, judgments, awards, settlements, assessments, taxes, costs, fees (including, but not limited to, reasonable investigation fees) and expenses (including, but not limited to, reasonable attorneys' fees), excluding punitive, incidental, consequential or special damages and any damages based on any type of multiple ("Losses"), suffered by the Purchaser as a result of:
(a)	any breach of any representation or warranty of the Vendor contained in Section 5 of this Agreement;
(b)	any breach of any covenant on the part of the Vendor contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and
(c)	any failure of the Vendor to transfer good and valid title to the Purchased Shares, free and clear of all liens, charges, pledges, security interests, other encumbrances or restrictions of any kind, other than the Coinsquare Share Restrictions, to the Purchaser, in accordance with the terms hereof.
(2)	Subject to the limitations set forth in this Section 9, the Purchaser shall indemnify and save the Vendor harmless from any Losses suffered by the Vendor as a result of:
(a)	any breach of any representation or warranty of the Purchaser contained in Section 7 of this Agreement;
(b)	any breach of any covenant on the part of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and
(c)	any failure of the Purchaser to issue freely tradable Consideration Shares, free and clear of all liens, charges, pledges, security interests, other encumbrances or restrictions of any kind, to the Vendor, as the registered holder and legal owner, with good and valid legal title, in accordance with the terms hereof.
(3)	Limitations on Indemnification.
(a)	The Vendor shall not be obligated to indemnify the Purchaser to the extent the cumulative amount of Losses under Section 9(1) exceeds an aggregate ceiling equal to the Purchase Price that has been actually received by the Vendor; provided, that, the foregoing limitation in this Section 9(3)(a) shall not apply to, and there shall be no limitation upon, any Losses arising as a result of intentional fraud or willful misconduct on the part of the Vendor.
(b)	The Purchaser shall not be obligated to indemnify the Vendor to the extent the cumulative amount of Losses under Section 9(2) exceeds an aggregate ceiling equal to the Purchase Price; provided, that, the foregoing limitation in this Section 9(3)(b) shall not apply to, and there shall be no limitation upon, any Losses arising as a result of intentional fraud or willful misconduct on the part of the Purchaser.
(4)	The Party entitled to indemnity under Section 9(1) or Section 9(2) (the "Indemnified Person") shall promptly give written notice to the Party obligated to indemnify under such section (the "Indemnifying Person") of any claim for indemnification pursuant to this Section 9 (a "Claim", which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Person (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and
(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.
(5)	With respect to any Direct Claim, following receipt of notice from the Indemnified Person of a Claim, the Indemnifying Person shall have thirty (30) days to make such investigation of such Claim as the Indemnifying Person considers necessary or desirable. For the purpose of such investigation, the Indemnified Person shall make available to the Indemnifying Person the information relied upon by the Indemnified Person to substantiate such Claim. If the Indemnified Person and the Indemnifying Person agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Person shall immediately pay to the Indemnified Person the full agreed upon amount of the Claim. If the Indemnifying Person does not respond within such 30-day period, the Indemnifying Person shall be deemed to have rejected such Claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. The fact that a Direct Claim is not disputed by the Indemnifying Person shall not constitute an admission or create any inference that the asserted Direct Claim is valid for any purpose or that the Indemnifying Person has any indemnity obligation with respect to such Direct Claim under this Section 9.
(6)	With respect to any Third-Party Claim, the Indemnifying Person shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third-Party Claim and, in such event, the Indemnifying Person shall reimburse the Indemnified Person for all the Indemnified Person's out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Person elects to assume such control, the Indemnified Person shall cooperate with the Indemnifying Person, shall have the right to participate in the negotiation, settlement or defence of such Third-Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Person and the Indemnified Person shall be retained by the Indemnifying Person. If the Indemnifying Person, having elected in writing to assume such control, thereafter fails to vigorously defend any such Third-Party Claim within a reasonable time, the Indemnified Person shall be entitled to assume such control and negotiate and settle such Third-Party Claim without the participation or consent of the Indemnifying Person.
(7)	The obligations of the Indemnifying Person to indemnify the Indemnified Person in respect of Claims shall also be subject to the following:
(a)	if any Third-Party Claim is of a nature such that the Indemnified Person is required by applicable law to make a payment to any person (a "Third Party") with respect to such Third-Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Person may make such payment and thereafter seek reimbursement from the Indemnifying Person for any such payment. If the Indemnifying Person pays, or reimburses the Indemnified Person in respect of any Third-Party Claim before completion of settlement negotiations or related legal proceedings, and the amount of any liability of the Indemnified Person under the Third-Party Claim in respect of which such a payment was made, as finally determined (pursuant to paragraphs (a), (b) or (c) of Section 9(8)), is less than the amount which was paid by the Indemnifying Person, the Indemnified Person shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Person;

(b)	except in the circumstances contemplated by the last sentence of Section 9(6), and whether or not the Indemnifying Person assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Person shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld);
(c)	the Indemnified Person shall not permit any right of appeal in respect of any Third-Party Claim to terminate without giving the Indemnifying Person notice and an opportunity to contest such Third Party Claim; and
(d)	the Indemnified Person and the Indemnifying Person shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).
(8)	With respect to a Claim, upon the earliest to occur of (a) the Indemnifying Person and the Indemnified Person have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final and non-appealable determination with respect to a dispute the Indemnifying Person and the Indemnified Person have agreed to submit thereto, making a determination of Losses owed by the Indemnifying Person, the Indemnifying Person shall satisfy its obligations within five (5) business days of such determination by effecting a wire transfer of immediately available funds to an account or accounts specified in writing by the Indemnified Person.
(9)	Any payments made pursuant to this Section 9 will constitute a dollar-for-dollar adjustment to the Purchase Price, unless otherwise required by law.
(10)	The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from intentional fraud or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement or Claims for equitable relief) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9.

Section 10         Deliveries

(1)	Deliveries to the Purchaser. At Closing, the Vendor shall deliver the following to the Purchaser:
(a)	a certificate of status, compliance, good standing or like certificate with respect to the Vendor issued by the appropriate government officials in its jurisdiction of incorporation;
(b)	a certified copy of the resolutions of the directors of the Vendor approving the transfer of the Purchased Shares to the Purchaser, the entering into this Agreement and all matters related to the Acquisition;

(c)	instruments of transfer and conveyance satisfactory to Purchaser duly executed by the Vendor, transferring the Purchased Shares to Mogo Financial Inc.;
(d)	evidence satisfactory to the Purchaser that the Vendor has received all necessary regulatory approvals and consents for the consummation of the Acquisition and the transactions contemplated by this Agreement;
(e)	evidence satisfactory to the Purchaser that the transfer of the Purchased Shares has been undertaken in compliance with the terms of the Coinsquare Shareholders' Agreement; and
(f)	such other documents and instruments in connection with the Closing as may be reasonably requested by the Purchaser.
(2)	Receipt by Purchaser. By executing this Agreement, the Purchaser acknowledges receipt of the documents delivered pursuant to Section 10(1).
(3)	Deliveries to the Vendor. At Closing, the Purchaser shall deliver the following to the Vendor:
(a)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate government officials in its jurisdiction of incorporation;
(b)	a certified copy of the resolutions of the directors of the Purchaser approving the purchase of the Purchased Shares from the Vendor, the entering into this Agreement and all matters related to the Acquisition;
(c)	evidence of 762,991 Consideration Shares issued to the Vendor, in accordance with Section 3;
(d)	evidence satisfactory to the Vendor that the Purchaser has received all necessary regulatory approvals and consents for the consummation of the Acquisition and the transactions contemplated by this Agreement, including, for greater certainty, from the TSX and the appropriate entities related to the Fortress Investment Group; and
(e)	such other documents and instruments in connection with the Closing as may be reasonably requested by the Vendor.
(4)	Receipt by Vendor. By executing this Agreement, the Vendor acknowledges receipt of the documents delivered pursuant to Section 10(3).

Section 11         Notices

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a "Notice") must be in writing, sent by personal delivery, courier or email and addressed:

(a)           If to Mogo:

Mogo Inc.

2100 – 401 W. Georgia

Vancouver, BC V6B 5A1

Attention: Gregory Feller, President and Chief Financial Officer

E-mail: [****]

(b)           If to Riot:

Riot Blockchain Inc.

202 6th Street, Suite 401

Castle Rock, CO 80104

Attention: Jeff McGonegal, CFO

E-mail: [****]

A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a business day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day, or (ii) if sent by e-mail, on the date of delivery if it is a business day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed.

Section 12         Currency

In this Agreement, $, CAD$ or dollars refers to the Canadian currency unless otherwise specifically indicated.

Section 13         Time of the Essence

Time is of the essence in this Agreement.

Section 14         Inurement

This Agreement becomes effective at Closing. After that time, it will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement, including any right to payment, may be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party.

Section 15         Public Disclosure

All public announcements regarding this Agreement or the transactions contemplated hereby shall be subject to review and reasonable consultation of the Purchaser and the Vendor as to form, content and timing, before public disclosure, always provided that a Party shall be entitled to make such public announcement if required by applicable law or regulatory requirements to immediately do so and it has taken reasonable efforts to comply herewith.

Section 16         Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions, including for greater certainty, the binding term sheet between the Purchaser and the Vendor dated May 12, 2021, as amended. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 17         Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right it may have.

Section 18         Further Assurances

From time to time after the Closing, each Party will, at the reasonable request and expense of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement, including, for avoidance of doubt, the Vendor covenants and agrees that it will reasonably assist the Purchaser to secure receipt of (i) evidence satisfactory to the Purchaser that Mogo Financial Inc. has been entered upon the books of Coinsquare as the holder of the Purchased Shares and (ii) copies of the resolutions from the board of directors of Coinsquare approving the transfer of the Purchased Shares from the Vendor to the Purchaser.

Section 19         Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 20         Governing Law

This Agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties hereto acknowledge and agree that the courts of British Columbia shall have exclusive jurisdiction with respect to any dispute or other matter arising hereunder.

Section 21         Expenses

Each Party will pay for its own costs and expenses (including the fees and expenses of legal counsel, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 22         Third Party Beneficiaries

Except as otherwise provided in this Agreement, this Agreement is not intended to confer any benefits, rights, causes of action or remedies in favor any person other than the Parties hereto and no person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 23         Counterparts

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement as of the date first written above.

RIOT BLOCKCHAIN INC.

By: /s/ Jeffrey McGonegal

Name: Jeff McGonegal

Title: Chief Financial Officer

MOGO INC.

By: /s/ Gregory Feller

Name: Gregory Feller

Title: President and Chief Financial Officer